Exhibit 16.1
September 15, 2008
Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
     We were previously principal accountants for Stanley-Martin Communities, LLC (the Company) and, under the date of March 28, 2008, we reported on the consolidated financial statements of Stanley-Martin Communities, LLC and subsidiaries as of and for the years ended December 31, 2007 and 2006. On September 10, 2008, we were dismissed. We have read Stanley-Martin Communities, LLC’s statements included under Item 4.01 of its Form 8-K dated September 10, 2008, and we agree with such statements, except that that we are not in a position to agree or disagree with (1) the Company’s statements in the first paragraph that (i) it engaged Reznick Group, P.C. on September 10, 2008, or (ii) the decision to change accountants was recommended by the Managers of the Company, (2) the Company’s stated reason for changing principal accountants, and (3) the Company’s statement that Reznick Group, P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Stanley-Martin Communities, LLC’s consolidated financial statements.
Very truly yours,
/s/ KPMG LLP